State of Florida

Department of State

I certify the attached is a true and correct copy of the Articles of Amendment, filed on October 16, 2007, to Articles of Incorporation for GENESIS TECHNOLOGY GROUP, INC. which changed its name to GENESIS PHARMACEUTICALS ENTERPRISES, INC., a Florida corporation, as shown by the records of this office.

The document number of this corporation is P01000088520.

Given under my hand and the
Great Seal of the State of Florida
at Tallahassee, the Capitol, this the
Nineteenth day of October, 2007

Kurt S. Browning
Secretary of State

CR2EO22 (01-07)

FILED
2007 OCT 16 AM 9:37
SECRETARY OF STATE
TALLAHASSEE, FLORIDA

ARTICLES OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION
OF
GENESIS TECHNOLOGY GROUP, INC.

Pursuant to Sections 607.1003 and 607.1006 of the Business Corporation Act of the State of Florida, the undersigned Chief Executive Officer of Genesis Technology Group, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the laws of the State of Florida and bearing Document Number P01000088520, does hereby certify:

1. The name of the Corporation is GENESIS TECHNOLOGY GROUP, INC.

2. The following Amendments to the Articles of Incorporation were adopted by the written consent of shareholders of the Corporation being the holders of that number of shares of Common Stock of the Corporation entitled to vote thereon and having no less than the minimum number of votes necessary to authorize or take such action, pursuant to written consent of such shareholders dated as of October 11, 2007, in a manner prescribed by the Florida Business Corporation Act, Chapters 607.0704 and 607.1003, Florida Statutes, to be effective upon a filing with the Secretary of State. The number of voting capital stock consenting to the Amendments was sufficient for approval of the Amendments.

3. On the effective date of the filing of these Articles of Amendment, Article I of the Articles of Incorporation is amended to read as follows:

"ARTICLE I. CORPORATE NAME

The name of this Corporation shall be: GENESIS PHARMACEUTICALS ENTERPRISES, INC."

4. On the effective date of the filing of these Articles of Amendment, Article II of the Articles of Incorporation is amended to read as follows:

"ARTICLE II. PRINCIPAL OFFICE AND MAILING ADDRESS

The principal office and mailing address of the Corporation is Middle Section, Longmao Street, Area A, Laiyang Waixiangxing Industrial Park, Laiyang City, Yantai, Shandong Province, People's Republic of China 710075."

5. On the effective date of the filing of these Articles of Amendment, the first paragraph under Article IV of the Articles of Incorporation is amended to read as follows:

"ARTICLE IV. CAPITAL STOCK

The maximum number of shares of stock that this Corporation shall be authorized to issue and have outstanding at any one time shall be: 600,000,000 shares of common stock, $0.001 par value per share (the "Common Stock"), and 20,000,000 shares of preferred stock, par value $0.001 per share (the "Preferred Stock"). Series of the Preferred Stock may be created and issued from time to time, with such designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitations or restrictions thereof as shall be stated and